Exhibit 99.1

For Immediate Release

Rentech Announces Organizational Changes to Implement its Synthetic Fuels Strategy

LOS ANGELES (January 7, 2009) – Rentech, Inc. (NYSE Alternext US: RTK) announced today organizational changes designed to better align its management structure with the Company’s strategy for the commercial deployment of the Rentech Process for manufacturing clean synthetic fuels.

Douglas Miller has been appointed Executive Vice President of Renewable Energy Businesses. In this capacity, Mr. Miller will be responsible for the development of Rentech’s biomass initiatives. Mr. Miller previously served as Executive Vice President and Chief Operating Officer of the Company.

Richard Penning, Executive Vice President of Commercial Affairs, will continue to be responsible for the development of Rentech’s fossil-based synthetic fuels and chemicals facilities and for all domestic and international licensing initiatives, technology and product development and certification. Dr. Harold Wright, Senior Vice President and Chief Technology Officer, will continue to report to Mr. Penning.

John Diesch, Senior Vice President of Operations, will manage all of the Company’s operating assets, including Rentech Energy Midwest Corporation (REMC), the Product Demonstration Unit (PDU), the proposed Rentech Strategic Fuels and Chemicals Complex near Natchez, Mississippi, and new synthetic fuels plants as they come online.

Messrs. Miller, Penning, and Diesch will all report to the Company’s President and CEO, D. Hunt Ramsbottom.

Commenting on the organizational changes, Mr. Ramsbottom said, “Commercializing the Rentech Process is our top priority as a company, and we want our most senior executives focused on development opportunities. Doug Miller’s background in corporate development as well as project design and development make him ideally equipped to lead our initiatives in the renewable feedstock-based parts of our business. Rick Penning’s deep knowledge of our technology and the energy industry will continue to drive our efforts to develop fossil-based plants and license our technology worldwide for all feedstock applications. John Diesch’s results at REMC demonstrate that he is a talented operations manager who will continue to oversee our fertilizer operation and our other process plants as they come online.”

With the organizational changes announced today, the Company has aligned its management structure with the distinct requirements for development of projects with the Rentech Process that would use renewable feedstocks or more traditional fossil feedstocks.

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The Rentech Process is a patented and proprietary technology that economically converts synthesis gas into hydrocarbons, which can be upgraded into ultra-clean biodegradable synthetic fuels, specialty waxes and chemicals. Synthesis gas can be manufactured from a wide variety of waste, biomass and fossil resources. Having successfully produced thousands of gallons of ultra-clean fuels and other products at its Product Demonstration Unit in Commerce City, Colorado, the Company is focused on the commercial deployment of the Rentech Process through development and operation of projects that would use various feedstocks, and through licensing of its technology.

The deployment of Messrs. Miller and Penning reflects Rentech’s focus on two complementary development models. The Company believes standalone biomass facilities provide an attractive business model in addition to fossil-fed synthetic fuels facilities. Biomass facilities typically would require less capital than fossil facilities, which are more complex in design and likely to be much larger in scale. In addition, biomass feedstocks costs can be significantly lower than fossil feedstocks when tipping fees are included, and demand for renewable fuels and energy has been on the rise due to their environmental benefits. Rentech is currently working on a few early-stage biomass projects. In particular, the Company is conducting preliminary engineering work for the design of biomass facilities, evaluating potential sites at which to locate these facilities and actively pursuing feedstock sources and technologies for these projects.

Rentech believes that fossil facilities also provide an appealing business model due to the ability to achieve capital efficiencies and attractive economic returns resulting from large-scale production of diverse high-value product streams. Carbon capture and sequestration, as well as the addition of biomass as a co-feed, would enable Rentech to reduce the carbon footprint of a fossil facility. Rentech is seeking strategic and financial partners as well as long-term off-take agreements for products produced at these facilities in advance of their construction. The Company believes these steps will help secure the financing required to fund a fossil-based facility. Rentech is pursuing a number of fossil projects including a proposed project near the city of Natchez, Mississippi.

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Rentech Process is a patented and proprietary technology that converts synthesis gas from biomass and fossil resources into hydrocarbons that can be processed and upgraded into ultra-clean synthetic fuels, specialty waxes and chemicals. These energy resources include natural gas, biomass, municipal solid waste, petroleum coke and coal. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells fertilizer products including ammonia, urea ammonia nitrate, urea granule and urea solution to the corn-belt region.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as expectations regarding shareholder value and competitive opportunities arising from licensing and development of synthetic fuels and chemicals facilities utilizing the Rentech Process, the demand for products produced at such facilities, capital cost estimates, project design characteristics and economic returns and capital efficiencies of such plants. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

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For more information

For more information please contact: Julie Dawoodjee, Director of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799